EXHIBIT 10.14.1

Logitech International S.A.

Executive Officer Base Salary, Duties and Authority under Form of Employment Agreements dated December 3, 2008

The following information is provided as a supplement to Exhibit 10.14 to Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and lists the base salary, duties and authority of each of the executive officers named below as of December 3, 2008, the date of their form of employment agreements filed as Exhibit 10.14.

Name	Position	Base Salary	Duties and Authority
Mark J. Hawkins	Former Senior Vice President, Finance and Information Technology, and Chief Financial Officer	$460,000
• CFO, Senior Vice President, Finance and IT of Logitech, with primary responsibility for the supervision of the financial aspects of Logitech’s investments in its subsidiaries.
• Such other duties and responsibilities as may be determined from time to time by the Logitech Board.

Junien Labrousse	Executive Vice President, Products	$680,000	• Executive Vice President, Products • Such other duties and responsibilities as may be determined from time to time by the Logitech Board.
David Henry	Senior Vice President, Customer Experience and Chief Marketing Officer	$460,000	• Senior Vice President, Customer Experience and Chief Marketing Officer • Such other duties and responsibilities as may be determined from time to time by the Logitech Board.
L. Joseph Sullivan	Senior Vice President, Worldwide Operations	$340,000	• Senior Vice President, Worldwide Operations • Such other duties and responsibilities as may be determined from time to time by the Logitech Board.

Mr. Hawkins’ service with Logitech terminated April 24, 2009.